MASTER INDEPENDENT CONTRACTOR AGREEMENT

BETWEEN TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA AND MCCAMISH SYSTEMS, L.L.C.

This Agreement is effective as of March 4, 2005 (“Effective Date”), by and between Teachers Insurance and Annuity Association of America (“TIAA”), a New York corporation, with a place of business at 730 Third Avenue, New York, New York 10017-3206, and McCamish Systems, L.L.C., a Georgia limited liability company with a principal place of business at 6425 Powers Ferry Road, Third Floor, Atlanta, Georgia 30339 (“Contractor”).

In consideration of the premises, the parties agree as follows:

1. Services To Be Provided. While this Agreement is in effect and as requested by TIAA and/or any of its affiliates, when applicable (in which event the term “TIAA” shall thereafter refer to TIAA and such affiliates), Contractor shall provide the services that are more particularly described on Schedule A-1, (“Statement of Work”) or future Statements of Work signed by the parties which shall be consecutively numbered and incorporated herein by reference (the “Services”). Acceptance of the work (“Acceptance”) shall be based on TIAA’s reasonable satisfaction with the deliverable and such acceptance shall not be unreasonably withheld, delayed or conditioned. Upon TIAA’s request, Contractor shall provide TIAA with a status report of Contractor’s activities including an explanation of actual or anticipated problem areas uncovered while rendering the Services.

2. Competitive Services Retained by TIAA. TIAA may retain the services of other persons or entities to undertake the same or similar services as those performed by Contractor; provided that no third party shall be permitted access to the confidential or proprietary information of Contractor without its written agreement to comply with the applicable confidentiality and non-disclosure provisions of this Agreement.

3. Work Rules and Regulations. Contractor shall perform the Services at the location indicated on Schedule A. Contractor shall insure that Contractor Personnel comply with TIAA’s Rules of Conduct, Privacy and Security policies, together with any other policies provided to Contractor Personnel by TIAA (collectively “TIAA Policies”) which shall be provided to such Contractor Personnel in writing, as evidenced by an acknowledgement to be signed by each Contractor Personnel.

4. Fees and Expenses. Contractor has agreed to work at a rate indicated on the applicable Statement of Work. Contractor shall be responsible for any expenses Contractor and Contractor Personnel may incur at any time and in any connection with performance of the Services, unless prior approved in writing by TIAA and incurred in accordance with the then-current version of the TIAA Vendor Travel and Expense Reimbursement Policy.

5. Invoices and Payment. Contractor shall keep accurate and complete accounts and time records of the Services, including the date and number of hours worked by each Contractor Personnel and a short description of the Services provided. Such accounts and records, signed by TIAA, including copies of receipts for any expenses agreed in writing to be paid by TIAA, shall be part of any invoice Contractor submits. All invoices must be submitted by the 15th or 30th of each month, must be approved by TIAA, and TIAA shall pay Contractor net thirty (30) days from the date TIAA receives the invoice. TIAA’s maximum liability hereunder for all Services performed under and all causes of action relating to a Statement of Work shall be the undisputed amounts stated in the applicable invoices. IN NO EVENT SHALL THE PARTIES BE LIABLE TO EACH OTHER OR ANY THIRD PARTY FOR LOST PROFITS, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, HOWSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE BASIS OF THE CLAIM.

6. Term and Termination. This Agreement shall be effective on the Effective Date and shall continue until terminated by either party upon one week’s prior written notice to the other party. However, either party may terminate this Agreement and all Services performed hereunder, without advance written notice, in the event of gross negligence or willful misconduct by the other Party, including but not limited to the violation by Contractor or its personnel of a material TIAA Policy. After termination, TIAA’s sole obligation shall be to pay Contractor for Services actually rendered and accepted under this Agreement. The following paragraphs shall survive the termination of this Agreement: 2, 7 through 18.

7. Work Product. Unless otherwise stipulated in a Statement of Work, Contractor has and will retain all ownership rights to all materials, products, documents and inventions developed, generated or produced by Contractor or Contractor Personnel specifically for TIAA while performing the Services (“Work Product”), including but not limited to, all rights, title and interest in and to the Work Product, and all patent rights, copyrights, trade secrets, trademarks, service marks and other proprietary rights inherent therein or appurtenant thereto, and related goodwill and confidential and proprietary information. TIAA has no rights to the Work Product, except as may be stated in a Statement of Work, notwithstanding any applicable “work made for hire” provisions or any other applicable law, and any rights not expressly granted to TIAA hereunder are expressly reserved exclusively for Contractor. Assuming TIAA has fulfilled all of its obligations hereunder, Contractor hereby grants to TIAA a perpetual, non-exclusive, personal, non-transferable license to use the Work Product solely for the purposes of and to the extent necessary for TIAA’s internal business purposes in connection with this Agreement and the Master Administration Agreement.

8. Ownership.

(a) Notwithstanding any other provision of this Agreement, Contractor shall acquire no rights to TIAA’s Confidential Information, all of which shall be and remain proprietary to TIAA. TIAA shall be the sole owner of all Deliverables specified as being owned by TIAA in the applicable Statement of Work, (collectively, the “TIAA Deliverables”). Contractor hereby assigns to TIAA all right, title and interest, including without limitation, all patent rights, copyrights, trade secrets, trademarks, service marks and other proprietary rights inherent in or appurtenant to, and related goodwill and confidential and proprietary information in and to each of such TIAA Deliverables. TIAA hereby grants to Contractor a non-exclusive, personal, non-transferable license to use the TIAA Deliverables solely for the purposes of and to the extent necessary for Contractor’s provision of the Services in connection with this Agreement and the Master Administration Agreement.

(b) Contractor Proprietary Materials. TIAA acknowledges that Contractor may use pre-existing Contractor Proprietary Materials (as defined herein) in the performance of the Services and in developing the Work Product. Contractor shall exclusively retain all title to Contractor Proprietary Materials, including all copies thereof and all patent rights, copyrights, trade secrets, trademarks, service marks and other proprietary rights inherent therein and appurtenant thereto, and related goodwill and confidential and proprietary information. TIAA shall not, by virtue of this Agreement or otherwise, acquire any proprietary rights whatsoever in Contractor Proprietary Materials, which shall be the sole and exclusive property of Contractor. The “Contractor Proprietary Materials” shall mean all proprietary information, data and knowledge furnished or made available by Contractor to TIAA and copies thereof, whether in oral, written, graphic, electronic or machine-readable form, including without limitation, source code, file layouts, report layouts, designs, plans, specifications, flow charts, techniques, methods, processes, procedures, formulas, discoveries, inventions, improvements, charts, diagrams, graphs, models, sketches, writings or other technical data, research or information and all trade secrets.

(c) In the event TIAA or Contractor is made aware of any actual or potential violation of this Section 8, it shall promptly notify the other party and provide any assistance reasonably requested by the other party in investigating or remedying any actual or potential violations of this Section 8 at the other party’s expense. Each party acknowledges that in the event of a breach of this Section 8, the aggrieved party may suffer irreparable harm for which no adequate remedy at law exists. Hence, upon the occurrence of any such breach, the aggrieved party shall have the right (in addition to its other rights hereunder) to seek a temporary restraining order, injunctive relief, or other equitable relief to remedy or prevent the breach.

(d) During the term of this Agreement, both parties may become acquainted with general data processing ideas, concepts, know-how, techniques and skills obtained from the other party and both parties shall be entitled to use or otherwise employ such general ideas, concepts, know-how, concepts, techniques, and skills in conducting their respective businesses, provided, however, such use shall be subject to the other party’s intellectual property rights set forth in this Agreement.

9. License. To the extent any Contractor Proprietary Materials are contained in any Work Product (other than any Contractor Proprietary Materials that are expressly subject to a separate license agreement between Contractor and TIAA), Contractor hereby grants TIAA, subject to TIAA’s payment obligations under such agreement to Contractor, a royalty-free, fully paid-up, non-exclusive, non-transferable, perpetual license to use such Contractor Proprietary Materials solely for TIAA’s internal business purposes and solely in connection with the Work Product, a license for the use of which Contractor has granted to TIAA hereunder.

10. Confidential Information.

(a) Definition of “Confidential Information”. While performing the Services, the parties have or may be given access to proprietary and confidential information of the other (“Disclosing Party”), its affiliates and/or TIAA customers (collectively, “Confidential Information”) which includes without limitation:

(1) Any data or information that is competitively sensitive material, and not generally known to the public, including information relating to product plans, marketing strategies, finance, operations, the method of licensing, and providing support or maintenance for software developed or licensed by TIAA to its customers, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of TIAA, its subsidiaries and affiliated companies and the customers, clients and suppliers of any of the foregoing;

(2) Any scientific, technical or business information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords TIAA a competitive advantage over its competitors;

(3) All confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, show-how and trade secrets, whether or not patentable, or copyrightable;

(4) Work Product; and

(5) All documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills or material, equipment, prototypes and models, and any other tangible manifestation of the foregoing which now exist or come into the control or possession of the receiving party (“Receiving Party”).

(b) Information not considered to be “Confidential Information”. Notwithstanding the foregoing, a party’s Confidential information shall not include information that:

(1)	is or becomes a part of the public domain through no act or omission of the other party;

(2)	is lawfully disclosed to Receiving Party by a third party without a known obligation of nondisclosure to the disclosing party;

(3)	is independently developed by the other party without reference to the Confidential Information; or

(4)	is obligated to be disclosed by court order or government requirement, provided that the Disclosing Party is given prompt written notice of such court order or government requirement, and an opportunity to obtain a protective order to prohibit or restrict such disclosure.

(c) Obligations with respect to “Confidential Information.” The Receiving Party agrees that the Receiving Party and the Receiving Party’s employees, subcontractors, agents and affiliates (“Contractor Personnel”) will (a) hold the Confidential Information in strict confidence; (b) not give, sell or disclose Confidential Information to its Personnel or any other third party who does not have an absolute necessity to access such Confidential Information in order to perform the Services under the terms and conditions of this Agreement, unless such party is an auditor or other consultants hired by TIAA to perform internal audits; (c) advise each party who may be exposed to the Confidential Information under the terms of this Agreement, that it is to be kept strictly confidential and (d) ensure that neither the Receiving Party, nor the parties to who the Receiving Party legally discloses the Confidential Information will share or otherwise use the Confidential Information in violation of or in any manner inconsistent with applicable privacy laws described in Section 11 below, and/or the Privacy or Security polices and procedures of TIAA and its affiliates.

Any copies or reproductions of the Confidential Information shall bear the patent, copyright, trademark or proprietary notices contained in the original. Upon the Disclosing Party’s request, but in any event upon termination of this Agreement, the Receiving Party shall surrender to TIAA all memoranda, notes, records, drawings, manuals, computer software, and other documents or materials (and all copies of them) relating to or containing Proprietary Information.

These restrictions will apply during and after Contractor’s engagement with TIAA.

11. Privacy Requirements. During the term of this Agreement, both parties agree to comply with privacy laws directly applicable to their respective businesses. TIAA shall obtain any consents legally required relating to TIAA’s handling of Contractor’s Confidential Information. If TIAA believes that, in the course of providing Services under this Agreement, Contractor will have access to data that TIAA does not want Contractor’s personnel to comprehend, TIAA may encrypt such data so that it will be unintelligible.

Contractor shall implement appropriate security measures, policies, and procedures that are designed to meet the objectives of the Gramm Leach Bliley Act of 1999 (“GLB”). Contractor currently maintains, with respect to “nonpublic personal information: regarding individual “consumers” or “customers” of TIAA (as such term is defined in Section 509(4) of the GLB (“Customer Information”), physical, electronic and procedural safeguards that are designed to:

(a) Protect against anticipated threats or hazards to the security or integrity of the Customer Information; and

(b) Protect against unauthorized access to or use of Confidential Information that could result in substantial harm or inconvenience to any customer of TIAA.

Notwithstanding anything herein to the contrary, Contractor shall be permitted to disclose such Customer Information as may be required by law, regulation, judicial or administrative process or in connection with litigation pertaining thereto, provided that Contractor first gives TIAA notice and a reasonable opportunity to seek an injunction to prevent the disclosure of Customer Information if TIAA believes that disclosure is not legally required.

In addition, Contractor will promptly respond to any reasonable written request by TIAA for assistance regarding TIAA’s obligations with respect to Customer Information protected under this provision, including but not limited to TIAA’s obligation for due diligence and monitoring of Contractor’s Privacy policy and Information Security Program.

Contractor agrees not to disclose the Customer Information governed by GLB and the Fair Credit Reporting Act as amended by the Fair and Accurate Credit Transactions Act of 2003, and applicable state laws, to any party not otherwise authorized to receive Confidential Information herein except as otherwise set forth herein. Contractor further agrees to notify TIAA within a reasonable time of any breach of its computer systems which may have compromised TIAA’s Customer Information as defined by CA Civil Code section 1798.82 – Breach of System Security law or other similar federal or state laws requiring notification to affected customers of TIAA.

12. Irreparable Harm. Contractor acknowledges that use or disclosure of any Confidential Information in a manner inconsistent with this Agreement will give rise to irreparable injury to TIAA or third parties who have entrusted information to TIAA that is inadequately compensable in damages. Accordingly, in addition to any other legal remedies that may be available, at law or in equity, TIAA or such third parties shall be entitled to seek equitable or injunctive relief against the unauthorized use or disclosure of Confidential.

13. Warranty. Contractor warrants and represents that:

(a) Individual Contractor Personnel are Citizens or have Valid Immigration Status. With respect to Contractor Personnel, Contractor is in full compliance with the requirements of the by the Immigration Reform and Control Act (IRCA), including the requirements with regard to I-9 forms;

(b) Background Checks Completed through TIAA Vendor Confirm that No Contractor Personnel has been convicted of a Crime, Has Utilized Drugs or has improper background. Prior to sending Contractor Personnel to TIAA’s site or allowing Contractor Personnel to perform work for TIAA (including but not limited to gaining access to the TIAA computer network, Contractor will do the following, utilizing TIAA’s vendor of choice, Verifications, Inc.: (i) perform a lawful and thorough criminal background check (at the county, state and federal levels) to confirm that such Personnel has not been convicted of a crime, (ii) verify through screening for illegal drugs that no illegal drugs have been used by such Contractor Personnel, and (iii) verify the work history of each individual Contractor Personnel including checking a minimum of two (2) professional references. Contractor agrees that it will not use in the performance of any Services for TIAA hereunder any individual Contractor Personnel who has tested positive for illegal drugs, has been indicted or has been convicted of a crime (other than a minor traffic violation) or has any discrepancies between its application for employment and information provided by its references. Contractor will provide to TIAA any documents requested by TIAA to verify that these obligations have been performed.

(c) Personnel are qualified to perform the Work. Contractor Personnel has the proper skill, training and background to perform in a competent and professional manner the work set forth in each Statement of Work and that all Services will be performed in accordance with such Statement of Work; and

(d) Contractor will Cause its Personnel to comply with the Confidentiality Provisions of this Agreement and with TIAA’s Code of Conduct and Security Policies. Contractor also agrees that it will fully inform Contractor Personnel and take commercially reasonable efforts to enforce compliance by such Contractor Personnel with respect to Contractor’s obligations under the terms and conditions of this Agreement, including the obligations in section 3 above with respect to TIAA Policies. Copies of such policies will be provided to Contractor prior to commencement of the Work.

14. Personal Injury and Property Damage. Contractor shall be liable for and shall indemnify, defend and hold TIAA, its officers and directors and other employees, harmless against any claim, loss or damage, including reasonable attorneys’ fees, arising from the willful misconduct or gross negligence of Contractor and/or Contractor Personnel for personal injury or death, or damage to TIAA’s personal or real property. Neither Contractor nor Contractor Personnel shall make any claims against TIAA for any injuries to Contractor and/or Contractor Personnel, either for personal injury, including death, or for injury to property of any nature, unless such loss is the result of TIAA’s gross negligence or willful misconduct. Contractor shall ensure that adequate insurance is maintained for injuries to Contractor Personnel individually that may occur within the course and scope of Contractor’s provision of the Services.

15. Intellectual Property Infringement. Contractor warrants and represents that (a) Contractor has full right, title and authority to perform the obligations and grant the rights and licenses (if applicable) granted in this Agreement; and (b) TIAA shall receive free, good and clear title to all Work Product which is designated as the property of TIAA in the applicable Statement of Work. Contractor shall be liable for and shall indemnify, defend and hold harmless TIAA and TIAA ‘s customers against any claim that any such Work Product misappropriate a trade secret or infringe a patent, copyright or other intellectual property right of any person In the event TIAA’s use of the Work Product is enjoined by any court of competent jurisdiction, then Contractor’s sole liability and TIAA’s exclusive remedy pursuant to this Section 15 shall be, at Contractor’s option, to: (i) obtain the right to continue the use of the items so enjoined, or (ii) provide TIAA with substitute items that do not infringe any third party intellectual property rights and are functionally the equivalent of the enjoined items. Contractor shall have no liability or obligation to TIAA or any other person under this provision to the extent that the infringement claim is based upon (i) TIAA’s misuse or modification of the Work Product in a manner that is not contemplated by this Agreement; (ii) TIAA’s use of the Work Product in combination with any hardware, software or information not owned, developed or provided by Contractor; (iii) TIAA’s failure to use corrections, modifications or enhancements to such Work Product made available by Contractor; (iv) TIAA’s distribution, marketing, or use for the benefit of third parties of such Work Product; or (v) information, specifications, software or materials provided by Company or a third party.

16. Solicitation of Personnel. During the term of this Agreement and for one (1) year afterward, neither party shall recruit, solicit, employ or engage, for itself or others, the employees of the other party unless the other has consented in writing.

17. Independent Contractors. TIAA and Contractor are acting hereunder as independent contractors. Contractor shall not be considered or deemed to be an agent, employee, joint venturer, or partner of TIAA. Contractor Personnel shall not be considered employees of TIAA, shall not be entitled to any benefits that TIAA grants its employees and shall not hold themselves out as TIAA employees. If any federal, state or local government agency, any court or any other applicable entity determines that any Contractor Personnel is an employee of TIAA for any purpose, or if any Contractor Personnel claims to be an employee of TIAA or takes legal action against TIAA on that basis, Contractor shall indemnify, defend and hold harmless TIAA, its officers and directors from all liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees) associated with such legal action or determination. Contractor shall be responsible for the conduct of Contractor Personnel.

18. Publicity and Use of Trademarks. Anything herein to the contrary notwithstanding, Contractor may include the logo and name of TIAA-CREF on a listing of Contractor’s clients, provided that such listing does not state or imply that TIAA endorses Contractor or its services. Otherwise, Contractor shall not use the names, addresses, logos, trademarks, trade names or any facsimile thereof of TIAA, or of TIAA’s customers or prospective customers (“Additional Confidential Information”) in publicity releases, promotional material, advertising, marketing or business generating efforts without TIAA’s prior written consent. In addition. Contractor shall not respond to media or other external inquiries relating to TIAA, or represent that the Consultant is an employee of TIAA, or use TIAA letterheads or business cards. In addition, to the extent that Contractor Personnel are sending electronic communications using TIAA e-mail systems, they shall utilize a signature block on each e-mail making it clear that such Contractor Personnel is a consultant working through Contractor.

19. Insurance. Contractor agrees that during the term of this Agreement, Contractor shall comply with the insurance requirements of TIAA which are set forth on Exhibit B which is attached hereto and incorporated herein by reference.

20. Change Order Procedures. In the event that TIAA desires to change the scope of the Services provided pursuant to a Statement of Work , TIAA shall request a written estimate from Contractor (“Change Request”). Contractor will prepare and deliver to TIAA a written estimate (“Change Request Estimate”) detailing the impact the change will have on the timeline for the delivery of the Work, and providing an estimate of the additional Fees and Expenses that will be incurred in connection with same. If TIAA agrees to proceed on the basis of the estimate, the parties shall enter into a written amendment to the applicable Statement of Work. If the parties do not come to mutual agreement on the terms of the Change Request Estimate, the Change Request will not be implemented.

21. General. This Agreement constitutes the complete and exclusive statement of agreement between the parties, and supersedes all prior proposals and all other agreements, oral and written, between the parties relating to the subject matter of this Agreement. This Agreement may be modified only in writing signed by authorized representatives of each of the parties. The waiver or failure of either party to exercise any right provided for herein shall not be deemed a waiver of any further right hereunder. This Agreement is personal to Contractor and Contractor may not assign or subcontract, its rights, duties or obligations under this Agreement to any person or entity, except as provided for in a Statement of Work. This Agreement shall bind and benefit each of the parties, and their respective successors and assigns. This Agreement and performance hereunder and actions related hereto shall be governed by the internal laws of the State of North Carolina without regard to its conflict of laws principles. The parties agree to promptly meet to attempt to resolve all disputes between the parties arising out of or relating to this Agreement in good faith by the highest-ranking representative of each party who is familiar with the transactions (“Dispute meeting”). If a resolution can not be reached within five (5) business days of the date that either party requests a Dispute Meeting the parties agree to submit any dispute in connection with this Agreement to arbitration before a panel of three arbitrators (one selected by each party and the third selected by the initial two arbitrators), which arbitration shall be performed in accordance with the rules of the American Arbitration Association and held in Charlotte, North Carolina. Any notice given under this Agreement shall be in writing and addressed as shown on page 1. A notice shall be effective, and an invoice shall be deemed received (i) upon receipt if delivered by hand or (ii) three (3) days after deposit in the U.S. mails, postage prepaid, certified mail return receipt requested. Either party may change its address at any time by giving written notice of the change. In addition, any notice of default to TIAA shall be copied via regular U.S. Mail to: General Counsel, Teachers Insurance and Annuity Association of America, 730 Third Avenue, New York, New York 10017-3206.

IN WITNESS THEREOF, the parties have executed this Agreement as of «EFFECTIVEDATE».

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA		MCCAMISH SYSTEMS, L.L.C.

By:		By:
	(Authorized Signature)		(Authorized Signature)

Name:		Name:	J. Gordon Beckham, Jr.

Title:		Title:	President & CEO

Date:		Date:

Exhibit A - McCamish Statement of Work (Work Order) For

MASTER INDEPENDENT CONTRACTOR AGREEMENT

BETWEEN TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA AND

MCCAMISH SYSTEMS, L.L.C.

This work order outlines the scope of work McCamish Systems, LLC (McCamish) will perform and the schedule of fees McCamish will charge to TIAA-CREF to implement the new TIAA-CREF Single Life Variable Universal Life (VUL) product onto McCamish Systems VPAS® Life Administration System and to set-up and implement the processes and procedures to administer that VUL product in McCamish Systems Business Process Outsourcing (BPO) organization. and to implement the framework for a Single Life UL product to be eventually administered by McCamish’s BPO organization This work order supplements the consulting services agreement between McCamish and TIAA-CREF.

Scope

The scope of this project is as follows:

(1)	VUL product to be administered by BPO:

•

Implement into VPAS® Life the following functionality, reports, and extracts based on the scope and assumptions identified in Exhibit A (Product Implementation Cost Estimate and BPO Fees), Exhibit B (Synopsis of System Modifications)Exhibit D (Product and Process Analysis Worksheet) and Exhibit E (Project Timeline and Key Milestones) of the Implementation Study Report dated December 15, 2004. These items include:

•	Product Implementation. McCamish will install the enhanced VPAS Life Administration System in McCamish’s computer environment for use in administering TIAA’s VUL Product by BPO organization.

•	Product Setup (Exhibit B, Section 1)

•	Investments Fund Setup (Exhibit B, Section 1.2)

•	Rates/Tables Setup (Exhibit B, Section 1.3)

•	Chart of Accounts Mapping and Setup (Exhibit B, Section 2)

•	Check Writing Setup (Exhibit B, Section 3)

•	Compliance Testing (Exhibit D, Pages 3 and 24)

•	One-Time Software Enhancements Custom modifications to McCamish’s computer system required to administer TIAA’s VUL Product.

•	Functionality and Process Validations (Exhibit B, Section 4) for the following items:

•	Issue & Premium

•	Loads & Fees

•	Monthly Deductions

•	Loans

•	Transfers/DCA/AAA

•	Partial Withdrawal/Full Surrender

•	Lapse/Grace/Reinstatement

•	Face Amount & Death Benefit Option Changes

•	Death Benefit Calculations and GMDB Functionality (Exhibit B, Section 4.9)

•	Distribution Channels Requirements (Exhibit B, Section 6.1)

•	Internet Services Integration (Exhibit B, Section 10)

•	Policy Pages. Set up of TIAA VUL Contract on McCamish System (Exhibit B, Section 5)

•	The assumption is that there will be a total of 35-40 states approved at time of deployment, of which 20-25 will be “generic” states and the remainder will be state variations.

•	Branding of the following Base Policy Owner Notices and Letters so that they contain the legal name and correct address of the TIAA-CREF Life Insurance Company (Exhibit B, Section 7):

•	Annual Statements (Periodic Benefit Statements)

•	Billings

•	Confirmations for Financial Transactions

•	Death Claim Worksheet

•	Extended Maturity Notification Letter

•	Grace Lapse Notification Letter

•	Lapse Reinstatement Letter

•	Loan Interest Billing

•	Modified Endowment Contract (MEC) Letter (Premium Receipt)

•	Modified Endowment Contract (MEC) Letter (Non-Material Change)

•	Data Interface Implementation.

Base (Exhibit B, Section 8) Each of the following must be in a form satisfactory to TIAA-CREF Life Insurance, Inc. Note that the estimates assume that the only changes included in the base offering of the extract files from the VPAS® Life system provided in a comma-delimited or fixed-length format are to headers and footers where appropriate. Changes to the format would be addressed through the Change Order Process.

•	New Business Import (import of new policies issued by TIAA)

•	Price Import

•	1099 Extract

•	Accounting/General Ledger Extract

•	Disbursement Extract

•	Eletronic Funds Transfer Extract

•	Policy Exhibit Extract

•	Reinsurance Extract (with minor changes to add COI charges)

•	Trade Extract (detailing daily trades)

•	Universal Data Extract

•	Valuation Extract

•	Custom (Exhibit B, Section 9)

•	Illustration/Re-illustration requests to external vendor-supported system

•	Agent data Import

•	Marketing Extract

•	Name & Address Changes Extract

•	Beneficiary Changes Extract

•	Ownership Changes Extract

•	Actuarial Extract (for auditing policy values)

•	Implement BPO, Remote Connectivity and Night Operations procedures (Exhibit D, page 47) McCamish will create the following (subject to TIAA approval):

•	BPO Operations Manual (Division of Responsibilities)

•	BPO Processing Guide

•	Release Notes and System Documentation

•	Night Operations Procedures and Automation

•	Model Office Testing

•

Project Management and Control. McCamish shall supervise and coordinate all activities required to complete the Project in accordance with Exhibit E (Project Timelines and Key Milestones, Section 2 et. Seq)

•	Production deployment and two weeks of post-deployment support by key project team members and transition to Client Support Team.

(2)	Framework for UL product

•

Implement the framework for a Single Life UL product to support the eventual implementation and rollout of a new TIAA-CREF UL product; this UL product will essentially be a clone of the new TIAA-CREF VUL product except for the variable funds aspect (per details in email from Steve Maynard dated 02/14/05 entitled “Project Change Request for new UL product” and per slide entitled “Other Considerations” included in the 02/15/05 TIAA-CREF McCamish Systems Implementation Approach Review.

•

Due to the current UL product uncertainty with regards to product definition and timing, the scope would be limited to the following with respect to the UL product, to be done in conjunction with the VUL product implementation:

•	BPO procedures and accounting set-up

•	Set-up and functional testing of cloned UL product (including New Business system set-up)

•	Analysis, modification and functional testing of reports & extracts for use with cloned UL product

•	Project management

•	Out of scope:

•	QA and Model Office for UL product specific

•	UL product specific custom changes to reports/extracts

•	UL product changes (other than the variable funds aspect)

•	Policy pages for UL product

•

Note that the out of scope items would need to be covered by subsequent PCRs or separate work orders once the UL product is fully defined in order for the product to be rolled out and to be administered by McCamish Systems’ BPO organization.

(3)	Applies to both the VUL product implementation and UL product framework

•

•	These deliveries are based on the VPAS® Life Administration software code base, Version 4.1 d.

•	Any changes to the scope of work shall be made in accordance with the Change Order Process described in the Agreement.

Project Overview

TIAA-CREF acknowledges that this project authorization contains only a good faith estimate of the project costs & timelines necessary to accomplish the project as described to McCamish Systems by TIAA-CREF based on the assumptions listed herein. Estimates may change as the project develops or as changes are made to the project description and shall be subject to the Change Order Process set forth in the Agreement to which this Work Order is attached.

TIAA-CREF acknowledges and agrees that McCamish will begin work on the Project upon execution of this Project Authorization by the undersigned on behalf of TIAA-CREF. McCamish customarily requires 30 days advance notice to commence a project of this magnitude. TIAA-CREF agrees to pay to McCamish its normal and customary charges for such work within 30 days of MSLLC’s invoice date.

[Fee table omitted]

McCamish Deliverables

•	Written requirements associated with the software modifications;

•	Test plans associated with their quality assurance planning and testing cycle;

•	Format and content of Extracts (base and custom) described in the data interface section of this Work Order;

•	Samples of all base policy owner notices and letters with the TIAA-CREF Life Insurance Company Brand names and addresses.

•	Release of updated software into a newly established TIAA-CREF Production Region at McCamish, including the documentation prescribed by McCamish Systems’ standard project processes.

•

BPO readiness to support the administration of TIAA-CREF’s VUL product on the McCamish Systems VPAS® Life Administration System, including the documentation associated with a standard McCamish Systems BPO Implementation.

TIAA-CREF Deliverables

•	TIAA-CREF will supply to McCamish the appropriate information to support requirement document generation to execute this work order.

•

Resolution of items listed in Exhibit C (Synopsis of Open Issues) from the Implementation Study Report, dated December 15, 2004 per timing to be agreed per the Project Plan to be signed between the parties (mostly due in Business Analysis Phase).

TIAA-CREF will retain ownership of the content of the Business Specification Documents developed as a part of this project and agrees to allow McCamish Systems to add these requirements its base system.

Project Assumptions

Successful completion of the project is contingent on the following:

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The project scope is limited to items specifically listed in this document and outlined in Exhibit A (Product Implementation, Cost Estimate and BPO Fees), Exhibit B (Synopsis of Custom Modifications), Exhibit D (Product and Process Analysis Worksheet) and Exhibit E (Project Timeline and Key Milestones) from the Implementation Study Report, dated December 15, 2004. It is also based on the product definition and requirements provided by TIAA-CREF during the Implementation Study Project.

•	The team will employ the standard project and processes in place at McCamish Systems and provide the relevant information to TIAA-CREF to be integrated into TIAA-CREF’s project management processes.

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TIAA-CREF subject matter experts will be made available to the McCamish project team when needed. TIAA-CREF resources may need to travel to the McCamish Systems location in Atlanta, Georgia on an as needed basis throughout the project lifecycle. The scope and timing of such visits will be mutually agreed upon as appropriate.

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Project activities will occur in concurrent development streams throughout the project. Quality Assurance and User Acceptance testing will combine and integrate all project development into full systems testing – including integration of VPAS Life, New Business and Check-writing subsystems.

•	The project schedule assumes that the McCamish implementation project team will conduct a weekly conference call with TIAA-CREF.

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The implementation plan assumes a reasonable amount of time for TIAA-CREF feedback and approval of documents critical to the project process and timeline. Standard project documents requiring TIAA-CREF approval and signoff include:

•	Business Specifications

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TIAA-CREF will be responsible for completing each Business Specification Sign-Off form upon review and acceptance of the work specified within 3 business days of the walkthrough with McCamish. The original or faxed copy of the Business Specifications Sign-off form must be signed and returned.

•	BPO Operations Manual (Division Of Responsibilities) and BPO Processing Guide

•	TIAA-CREF will be responsible for resolving outstanding issues with the Division of Responsibilities and BPO Processing Guide within 5 business days of notification of any such items

•	TIAA-CREF must sign-off on completed BPO documents within 5 business days of receipt. The original or faxed copy of the sign-off form must be signed and returned.

•	Quality Assurance Test Plan, Test Design, Test Cases

•	TIAA-CREF will be responsible for sign-off of the above McCamish Test planning documents within 5 business days of review. The original or faxed copy of the sign-off form must be signed and returned.

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The standard Quality Assurance testing methodology, as defined in the Quality Assurance Overview document, will be executed as part of the implementation project. Any additional testing requirements must be analyzed and an updated estimate be provide.

•	TIAA-CREF will be responsible for sign-off within 3 business days after each QA cycle before McCamish will move forward with executing the next cycle.

•	Quality and User Acceptance Tests will be coordinated and conducted jointly using one Test Plan.

•	A two-day face-to-face working session will be required for the accounting mapping exercise. Accounting mapping sessions can be conducted at either McCamish Systems or TIAA-CREF facilities.

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Compliance testing will be required and conducted prior to the start of QA Testing. The testing will consist of 1 to 2 weeks of joint testing by Actuarial representatives from each company and will be conducted at the McCamish Systems facility.

•	Model Office testing conducted by BPO will also incorporate business processes and workflows that are required to administer the TIAA-CREF product.

Project Planning and Management

•	McCamish will provide estimated delivery dates and milestones for each phase for this project.

•	All work will be planned, scheduled and executed from a mutually agreed upon detailed project plan. This plan will describe the priorities, milestones and deliverables for the duration of the project.

•	McCamish will provide status reports to the specified lead project manager for this project at TIAA-CREF.

Change Requests and Management

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All changes to development requirements will be submitted in writing from TIAA-CREF to McCamish by the McCamish Project Change Request (PCR) process and in accordance with the Change Order Process detained in the Agreement.

•	The requests will be reviewed and prioritized according to the project workload, resources, and other scheduled activities.

McCamish Resource Allocations

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McCamish reserves the right to modify staff assignments as necessary to meet the delivery dates. No changes made to the deliverables will be added to the project without TIAA-CREF’s written consent and financial commitment. McCamish will supply a best estimate for timeframes and associated costs. This project will be managed and directed by McCamish personnel.

Production Operation and Systems Administration

•	McCamish is responsible for the system administration and maintenance of software products. McCamish also maintains all test and production facilities.

Billing and Fee Schedules

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McCamish will bill directly to TIAA-CREF on a time and materials basis plus any actual out-of-pocket expenses for travel, communications and any project specific materials and software which are required to perform this work and incurred and documented in accordance with the Agreement. TIAA-CREF will pay McCamish within thirty (30) days of TIAA-CREF receipt of the invoice. Undisputed and late payments shall be subject to McCamish’s standard late payment charges. The parties agree to use their best efforts to settle any disputes surrounding the invoices and TIAA-CREF agrees to timely pay the non-disputed portion of any invoice. A finance charge of one and one-half (1 1/2%) percent monthly (annual rate of eighteen (18%) percent), or the highest interest rate allowed by law, whichever is lower, will be added to all undisputed invoices not paid within thirty (30) days after receipt of the invoice.

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McCamish anticipates the length of this engagement to end within 9 months of the start date. TIAA-CREF may terminate McCamish’s participation on this project by providing 30 days’ written notice. Within 10 days of the cancellation notice, TIAA-CREF and McCamish will meet to discuss and plan the remaining period of work and completion and/ or transition of the project.

Exhibit B - Insurance Requirements For

MASTER INDEPENDENT CONTRACTOR AGREEMENT

BETWEEN TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA AND MCCAMISH SYSTEMS, L.L.C.

During the term of the Agreement to which this Schedule is attached, Contractor must maintain the following insurance coverages:

a) Worker’s Compensation – Statutory Limits

Employer’s Liability:	- $500,000 Per Accident
- $500,000 Disease each Employee

b) Commercial General Liability (Including Premises / Operation, Independent Contractor’s Protective, Products and Completed Operations, Broad Form Property Damage):

• Bodily Injury and Loss of Property Damage, including loss of use $1,000,000 each occurrence / $2,000,000 Aggregate

• Products and Completed Operations – $2,000,000 Aggregate

• Contractual Liability

• Personal Injury

• Fire Damage – Any One Occurrence $300,000

• Occurrence Form

c)      Automobile Liability insurance in a combine single limit of $1,000,000 covering owned, non-owned, leased or hired vehicles for each occurrence for bodily injury or death of persons and / or loss of or damage to property.

d)      Umbrella Liability policy covering the excess over the limits specified for all employers liability, commercial general liability, business automobile liability required with minimum limits of $5,000,000 each occurrence and aggregate per policy year.

e) Professional Liability Insurance (Errors & Omissions Coverage) in an amount not less than $5,000,000.

f) Employee Dishonesty Coverage (Fidelity Bond) in an amount not less than $1,000,000.

g) OTHER REQUIREMENTS:

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The vendor will be required to furnish a Certificate of Insurance to TIAA at the time the contract is signed. In addition, the vendor is required to furnish a new certificate of insurance annually when the coverages renew. This Certificate should be sent to:

•	Ira Cohen, Risk Manager

730 Third Avenue

New York, New York 10017-3206

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The Commercial General Liability and Business Automobile Liability policies shall designate Teacher’s Insurance & Annuity Association, its subsidiaries, directors, officers, and employees as an additional insured.

•	Should any of the insurance policies be canceled or coverage changed the insurer affording said coverage will provide 30 Days’ prior written notice of change or cancellation to TIAA.

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The insurers providing said coverage must be acceptable to TIAA, licensed in the State New York and maintain a rating of not less than A - X in the A.M. Best Insurance Rating Guide financial strength rating.

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The coverages noted above may include a deductible and / or a self insured retention which is subject to review and approval by TIAA. Regardless of the deductible or self-insured retention, the vendor is responsible for all claims within these levels.